Exhibit 99.1

Press Release

Contacts:
Investor Relations	Media Relations
Jeff Norris Danielle Dietz	Julie Rakes
703.720.2455 703.720.2455	804.284.5800

FOR IMMEDIATE RELEASE: August 22, 2013

Capital One Financial Corporation Commences Exchange Offer

McLean, Va. (August 22, 2013) – Capital One Financial Corporation (“COF”) (NYSE: COF) announced today that it commenced an offer to exchange certain of its outstanding unregistered notes for new registered notes in accordance with the terms of its registration rights agreement with existing holders of those notes.

Under the exchange offer, COF is offering to exchange up to $839,111,000 aggregate principal amount of its outstanding 3.50% Senior Notes due 2023 (the “Old Notes”) for a like principal amount of its new 3.50% Senior Notes due 2023 (the “New Notes”).

The exchange offer will expire at 5 P.M., New York City time, on September 20, 2013, unless extended by COF (such date and time, as they may be extended, the “expiration time”). The settlement date for the exchange offer will occur promptly following the expiration time. The exchange offer is made only pursuant to COF’s prospectus dated August 22, 2013, which has been filed with the Securities and Exchange Commission. COF has not authorized any person to provide information other than as set forth in the prospectus, or any supplements thereto.

Copies of the prospectus and transmittal letters governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by faxing a request to (732) 667-9408 or by writing via regular mail or overnight courier, or in person by hand, to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations – Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated August 22, 2013, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

This press release contains forward-looking statements which are subject to risks and uncertainties. The forward-looking statements contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. COF undertakes no obligation to update or revise any forward-looking statements.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $209.9 billion in deposits and $296.5 billion in total assets as of June 30, 2013. Headquartered in McLean, Virginia, COF offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, COF trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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